EXHIBIT 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE

HARRIS & HARRIS GROUP, INC. ®	FEBRUARY 10, 2014
1450 BROADWAY, 24TH FLOOR
NEW YORK, NY 10018	CONTACT: DOUGLAS W. JAMISON
TEL. NO. (212) 582-0900

HARRIS & HARRIS GROUP NOTES D-WAVE’S

ARTICLE IN TIME MAGAZINE

Harris & Harris Group, Inc. (NASDAQ: TINY), an investor in transformative companies enabled by disruptive science, notes the article by Lev Grossman on Harris & Harris Group’s portfolio company, D-Wave Systems, Inc., featured on the cover of the February 17, 2014, issue of Time Magazine. The article, titled "The Quantum Quest for a Revolutionary Computer," introduces readers to the differences between classical and quantum computing and discusses D-Wave’s quantum computing technology. The article also discusses D-Wave’s early customer traction and the outstanding questions around D-Wave’s technology and differentiation. A summary of the article can be viewed at http://content.time.com/time/magazine/article/0,9171,2164806,00.html  and http://business.time.com/2014/02/06/9-ways-quantum-computing-will-change-everything/.

"D-Wave is a great example of the type of transformative companies Harris & Harris Group is involved in building," said Douglas W. Jamison, Chief Executive Officer of Harris & Harris Group. "As is often the case with disruptive technology, the emergence of commercial quantum computing has brought forward healthy dialog and ongoing research.   It is exciting for Harris & Harris Group to be involved with a company disrupting how the world thinks about the future of computing."

Detailed information about Harris & Harris Group and its holdings can be found on its website at www.HHVC.com and on Facebook at www.facebook.com/harrisharrisvc.

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including, but not limited to, the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties. The references to the websites www.HHVC.com, www.Facebook.com, and www.Time.com have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. Harris & Harris Group is not responsible for the contents of third party websites.